CERTIFICATE OF DESIGNATION OF THE RIGHTS AND PREFERENCES

                    OF CLASS A CONVERTIBLE PREFERRED STOCK OF

                           NEW YORK HEALTH CARE, INC.
                             A NEW YORK CORPORATION

     Pursuant to authority given by the Company's Articles of Incorporation, the Board of Directors of New York Health Care, Inc., a New York corporation (the "Corporation" or "Company") has duly adopted the following recitals and resolutions on July 29, 1999:

     WHEREAS, the Articles of Incorporation of this Corporation provide for a class of its authorized shares known as "Preferred Shares," comprising Two Million (2,000,000) shares issuable from time to time in one or more series; and

     WHEREAS, the Board of Directors is authorized to fix the number of shares of any series of Preferred Shares, to determine the designation of any such series and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of share of that series; and

     WHEREAS, the Board of Directors on August 6, 1998 authorized an issue of 480,000 shares of "Series A Convertible Preferred Stock" and, pursuant to its authority as aforesaid, fixed the rights, preferences, restrictions and other matters relating to the Series A Convertible Preferred Stock; and

     WHEREAS, the Board of Directors desires to increase the number of shares of its Series A Convertible Preferred Stock from 480,000 shares to 590,375 shares, pursuant to its authority as aforesaid, and to otherwise continue the rights, preferences, restrictions and other matters relating to the Series A Convertible Preferred Stock;

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide that the issue of Preferred Shares of this Corporation authorized on August 6, 1998 designated as "Series A Convertible Preferred Stock" is hereby increased to Five Hundred Ninety Thousand Three Hundred Seventy Five (590,375) shares and does hereby continue the rights, preferences, restrictions and other matters relating to said Series A Convertible Preferred Stock as follows:

     (A)     DIVIDENDS.

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     The  holders  of  outstanding Series A Convertible Preferred Stock shall be entitled to receive out of funds at the time legally available therefor a dividend equal to 9% of the purchase price for shares of Series A Convertible Preferred Stock before any dividend is paid on Common Shares. Such dividends shall be payable quarterly on the first day of each calendar quarter commencing with the first calendar quarter of 1999, when and as declared by the Board of Directors. After dividends on the Series A Convertible Preferred Stock shall have been declared and paid or set apart, then, if the Board of Directors shall elect to declare and pay additional dividends out of funds legally available therefor, such additional dividends shall be declared and paid in equal amounts per share to the holders of Common Shares.

     (B)     NO  PREFERENCE  ON  LIQUIDATION.

     (1) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series A Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of this Corporation available for distribution to its stockholders pari passu with all other series or shares of Preferred and Common Shares, whether from capital, surplus or earnings.

     (2) A reorganization, consolidation or merger of this Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of this Corporation, shall not be deemed to be a liquidation, dissolution or winding up of this Corporation as those terms are used in this subdivision (b) and, in the event of any such reorganization, consolidation, merger of sale of assets, the Series A Convertible Preferred Stock shall be entitled only to the rights provided in the plan or reorganization.

     (C)     NO  VOTING  RIGHTS.

     The holders of the Series A Convertible Preferred Stock issued and outstanding shall have no voting rights or powers to vote upon the election of directors or upon any other matter, except that such holders shall have the right to notice of meetings and voting rights and powers to vote upon any matter regarding the Series A Convertible Preferred Stock its rights and preferences.

     (D)     CONVERSION  OF  SERIES  A  CONVERTIBLE  PREFERRED STOCK INTO COMMON
STOCK.

     (1) Subject to the provisions of this subdivision (d), the holder of record of any share of shares of Series A Convertible Preferred Stock shall have the right, at his option, at any time after the date of issuance of said shares to convert each said share of Series A Convertible Preferred Stock into one (1) fully paid and nonassessable shares of this Corporation's $.01 par value common stock (the "Common Stock") of the Company.

     (2) Any holder of a share or shares of Series A Convertible Preferred Stock desiring to convert such Series A Convertible Preferred Stock into Common Stock shall surrender the certificate or certificates representing the share or shares of Series A Convertible Preferred Stock so to be converted, duly endorsed to the Company, or in blank, at the principal office of the Company and shall give written notice to the Company at said office that he elects to convert the same, and setting forth the name of names (with the address or addresses) in which the shares of Common Stock are to be issued.

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     (3)     Conversion of Series A Convertible Preferred Stock shall be subject to  the  following  additional  terms  and  provisions:

     (A) As promptly as practicable after the surrender for conversion of any Series A Convertible Preferred Stock, the Company shall deliver or cause to be delivered at the principal office of the Company (or such other place as may be designated by the Company), to or upon the written order of the holder of such Series A Convertible Preferred Stock, certificates representing the shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Shares of the Series A Convertible Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of the Series A Convertible Preferred Stock for conversion, as provided above, and the rights of the holders of such Series A Convertible Preferred Stock shall cease at such time, and the person or persons in whose name or names the certificates for such shares are to be issued shall be treated for all purposes as having become the record holder or holders of such Common Stock at such time; provided, however, that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the person or persons in whose name or names the certificates for such shares are to be issued as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open.

     (B) In the event that the Company shall at any time subdivide or combine in a greater or lesser number of shares the outstanding shares of Common Stock, the number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock shall be proportionately increased in the case of subdivision or decreased in the case of a combination, effective in either case at the close of business on the date when such subdivision or combination shall become effective.

     (C) In the event that the Company shall be recapitalized, consolidated with or merged into any other corporation, or shall sell or convey to any other corporation all or substantially all of its property as entirely, provision shall be made as part of the terms of such recapitalization, consolidation, merger, sale or conveyance so that any holder of Series A Convertible Preferred Stock may thereafter receive in lieu of the Common Stock otherwise issuable to him upon conversion of his Series A Convertible Preferred Stock, but at the conversion ration stated in this subdivision (d), the same kind and amount or securities or assets as may be distributable upon such recapitalization, consolidation, merger, sale or conveyance, with respect to the Common Stock of the Company.

     (D) In the event that the Company shall at any time pay to the holders of Common Stock a dividend payable in Common Stock, the number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock shall be proportionately increased, effective at the close of business on the record date for determination of the holders of Common Stock entitled to such dividend.

     (E) Such adjustments shall be made successively if more than one event listed in a subdivision (d)(3)(B), (C) and (D) hereof shall occur.

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     (F)     No  adjustment  of the conversion ratio shall be made by reason of:

     (I) the purchase, acquisition, redemption or retirement by the Company or any shares of the Common Stock or any other class of the capital stock of the Company, except as provided in subdivision (d)(3)(B); or

     (II)     the issuance, other than as provided in subdivisions (d)(3)(B) and
(D), of any shares of Common Stock of the Company, or of any securities convertible into shares of Common Stock or other securities of the Company, or of any rights, warrants or options to subscribe for or purchase shares of the Common Stock or other securities of the Company, or of any other securities of the Company, provided that in the event the Company offers any of its securities or any rights, warrants or options to subscribe for or purchase any of its securities to the holders of its Common Stock pursuant to any preemptive or preferential rights granted to holders of Common Stock by the Certificate of Incorporation of the Company, or pursuant to any similar rights that may be granted to such holders of Common Stock by the Board of Directors of the Company, at least 20 days prior to the expiration of any such offer the Company shall mail written notice of such offer to the holders of the Series A Convertible Preferred Stock then of record; or

     (III) any offer by the Company to redeem or acquire shares of its Common Stock by paying or exchanging therefor stock of another corporation or the carrying out by the Company of the transactions contemplated by such offer, provided that at least 20 days prior to the expiration of any such offer the Company shall mail written notice of such offer to the holders of the Series A Convertible Preferred Stock then of record.

     (G) The Company shall at all times reserve and keep available solely for the purpose of issue upon conversion of such Series A Convertible Preferred Stock, as herein provided, such number of shares of Common Stock shall be issuable upon the conversion of all outstanding Series A Convertible Preferred Stock.

     (4) The issuance of certificates for shares of Common Stock upon conversion of the Series A Convertible Preferred Stock shall be made without charge for any tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record of the Series A Convertible Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Company the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Company that such tax has been paid or is not due and payable.

     By  Order  of  the  Board  of  Directors

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